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                                                                     Exhibit 1.1

                              (English translation)
                              ---------------------

                         (For information Purposes only)
                         -------------------------------

                  BY-LAWS OF CORPORACION DURANGO, S.A. DE C.V.

                              (AS OF JUNE 10, 2002)

                                   CHAPTER ONE

                      NAME, PURPOSES, DOMICILE AND DURATION

ARTICLE FIRST. The name of the corporation is "Corporacion Durango" which always shall be followed by the words "Sociedad Anonima de Capital Variable" or the abbreviation "S.A. de C.V."


ARTICLE TWO. The Company has the following purposes:

1. To promote, incorporate, organize and participate in the capital and patrimony of any kind of commercial or civil corporations, partnerships, associations or industrial, commercial, service or any other type of enterprises, either Mexican or non-Mexican, as well as to participate in the management or liquidation thereof.

2. To acquire, sell or carry out all other legal acts concerning stock, certificates of participation, bonds, debentures, partnership interests and all type of securities issued by Mexican and non-Mexican corporations.

3. The acquisition, establishment and lease of any type of personal and real property that may be required for the fulfillment of the corporate purpose and the execution of the acts and agreements that may be required or appropriate for such purpose, being able to acquire, dispose of and lease, whether for consideration or without consideration, by any legal means, all kinds of personal property, real property and equipment.

4. To obtain, register, buy, lease, hold, use, introduce, sell, assign or otherwise dispose of all types of trademarks, commercial names, patents, inventions, improvements and products used in connection therewith and which may be obtained under Mexican or non-Mexican registrations or patents or in any other manner use, exercise, take advantage of, obtain benefits from or grant licenses in respect to such trademarks, patents, licenses and the like.

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5. To have representations, in the Mexican Republic or abroad, as commissioner, intermediary, factor, legal representative or attorney in fact for all kinds of corporations or individuals.

6. To grant and obtain credits, whether secured or unsecured, and issue credit instruments, including debentures in accordance with law, as well as to apply for and obtain surety bonds and insurance of all type and to discount credit instruments and invoices.

7. To create or grant guaranties for obligations contracted by the corporation or by third parties in which the Company has a participation, whether direct or indirect.

8. To enter into and perform all kinds of acts and civil and commercial agreements related to the aforementioned, activities and as permitted by law.

ARTICLE THREE. The company shall have its domicile in Mexico City, Federal District, although it may establish representative or branch offices within the Mexican Republic and abroad, without its domicile deemed to have changed thereby.

ARTICLE FOUR. The duration of the company is 99 years, commencing on January 22, 1982.

ARTICLE FIVE. Any foreigner who at the time of incorporation or at any time thereafter, acquires a corporate interest or participation in the corporation shall be considered by that fact alone as Mexican with respect to such interest or participation and it shall be understood that he agrees not to invoke the protection of his Government under penalty, in case of failure to comply with such agreement, of forfeiture of such interest or participation in favor of the Mexican Nation.

                                   CHAPTER TWO

                     CAPITAL STOCK, SHARES AND SHAREHOLDERS

ARTICLE SIX. The social capital is variable. The minimum fixed capital not subject to withdrawal, is $699,713,629.00 (Six Hundred and Ninety Nine Million, Seven Hundred and Thirteen Thousand Six Hundred Twenty Nine Pesos National Currency) represented by 46,610,100 common shares, registered, without par value, Series "A", all of which are subscribed and paid.

The variable portion of the capital stock shall not exceed ten times the amount of the minimum fixed capital not subject to withdrawal and shall be represented by registered common shares without par value.

All the shares shall confer equal rights and obligations to their holders. There will be two series of shares, the series "A" (or Mexican) shares, which may only be owned by Mexican individuals or corporations with exclusion of foreigners Clause or by immigrant

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foreigners who are not related with economic decision centers outside of Mexico, and the series "B" (or free subscription) shares which may be owned by any of the persons who own Series "A" (or Mexican) shares as well as by any person that may be considered foreigners in accordance with the Law of Foreign Investment (Ley de Inversion Extranjera); provide. However, that the series "B" shares shall not exceed the 49% of the capital stock of the Company and, at all times, at least 51% of the capital stock of the Company shall be owned by Mexican investors. Within the aforementioned imitations, the Ordinary Shareholders Meeting may convert the Series "A" shares into Series "B" shares or viceversa.

Each issuance of shares as a result of an increase in the capital stock or for another reason shall constitute a subseries, each of which shall be given a successive number followed by the year, except to the extent that the Shareholders' Meeting resolves otherwise.

In no event shall the corporations in which the Company holds a majority of the shares of stock or interest, directly or indirectly, invest in shares of this Company or of any other company which is a majority shareholder of this Company or which, not being such, is considered by the shareholders of the Company to be such, except to the extent such shares of this Company are acquired by such companies in connection with stock option plans which have be en granted or designed, or which may be granted or designed, in favor of the employees of such companies.

ARTICLE SEVEN. The capital stock may be increased by resolution of the Extraordinary or Ordinary General Meeting of Shareholders, as the case may be, in accordance with the rules set forth in this Article.

Increases of the minimum fixed capital of the Company shall only be resolved, and the limits on the variable portion shall only be modified, by resolution of the Extraordinary Meeting of Shareholders and the consequent amendment of these By-laws.

The Company may increase the capital and issue non-subscribed shares for their public placement in accordance with the provisions of Article 81 of the Securities Market Law (Ley del Mercado de Valores).

Increases of the variable capital stock, within the limits provided for in Article Six of these By-laws, shall be resolved by the Ordinary General Meeting of Shareholders, the corresponding minutes having to be formalized before a Notary Public, without these By-laws having to be amended nor the respective deed having to be registered with the Public Registry of Commerce. No increase shall be resolved until all shares previously issued are fully paid. When taking the respective resolutions, the Meeting of Shareholders which resolves upon the increase, or any subsequent Meeting of Shareholders, shall establish the conditions and basic terms in accordance with which such increase must be carried out.

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Shares issued by virtue of an increase of the variable portion of the capital stock and which, by resolution of the Meeting of Shareholders which decides upon their issuance, are deposited with the treasury of the Company in order to be delivered upon subscription, may be offered for subscription and payment by the Board of Directors in accordance with the capacity granted to the Board of Directors by the Meeting of Shareholders, in all events granting to the shareholders of the Company the preemptive rights referred to in this article.

Increases of capital stock may be effected through the capitalization of reserves, of profits pending to be applied or of surplus, or by payment in cash or in kind. In the case of increases by capitalization of reserves, of profits pending to be applied or of surplus, all of the holders of subscribed, paid and outstanding shares at the time of such increase shall have a preemptive right to subscribe a proportional part to their actual holdings of the shares being issued.

In the case of increases through payment in cash or in kind, the shareholders who hold subscribed, paid and outstanding shares at the time the increase is resolved, shall have a preemptive right for the subscription of the new shares being issued or offered, during a term of fifteen days commencing on the date of the publication of the notice of the increase in the official newspaper of the domicile of the company and in one of the newspapers of general circulation in said domicile of the company, or commencing on the date when the Meeting of Shareholders is held, in the event that the entirety of the shares representing the capital stock was represented in such Meeting of Shareholders.

In the event that, after the expiration of the term during which the shareholders must exercise the preemptive rights granted to them pursuant to this Article, shares remain unsubscribed, such shares shall be offered for their subscription and payment in the terms and conditions set forth by the same Meeting of Shareholders which had resolved upon the increase or in the terms provided therefor by the Board of Directors, as the case may be, at a price which shall not be less than that at which the shares are offered to the shareholders of the Company for their subscription and payment.

All increases of the capital stock must be registered in the capital register ledger which the Company shall maintain for such purpose.

ARTICLE EIGHT. All reductions in the fixed portion of the capital stock shall be resolved by the Extraordinary Meeting of Shareholders and the subsequent amendment to the By-laws in compliance with Article Nine of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles). Except in the case where a reduction in the capital stock results from the exercise of the right of withdrawal referred to in Article Nine hereof, reductions of the variable capital may be effected by resolution of the Ordinary Meeting of Shareholders with the sole formality that the corresponding minutes shall be formalized before a Notary Public, without the need to register the respective deed with the Public Registry of Commerce.

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Reductions in the capital stock may be effected in order to absorb losses, to reimburse the shareholders for partial payments for stock subscriptions which have not been carried out and in the event that the shareholders exercise the right of withdrawal referred to in this Article Nine hereof. The reductions of capital in order to absorb losses shall be effected without the need to cancel shares, given the fact that the latter do not have a par value.

A reduction of the variable capital stock may be effected by means of the total or partial withdrawal of the contributions made by the shareholders, upon prior notification to the Company of its proposal for withdrawal, which withdrawal shall be effective at the end of the then current fiscal year if the notification is received before the last quarter of such fiscal year and until the end of the subsequent fiscal year if it is received later. Nevertheless, the shareholders shall not exercise their right of withdrawal if, as a result, the fixed capital stock which is not subject to withdrawal, would be affected.

In the event that the Company receives requests for withdrawal which would result in a reduction of the capital stock to a level below the minimum thereof, the Company shall be required to satisfy only those requests which do not have such result, giving preference to those which are received first.

In the event that the Company simultaneously receives several requests for withdrawal which would have the effect of reducing the capital stock to a level below the minimum thereof, then the Company shall only reimburse those shares the reimbursement of which will not cause the reduction of the capital stock to a level below the minimum thereof and such reimbursement shall be carried out, with respect to each shareholder making the request, in a manner which is proportional to the number of shares the reimbursement of which has been simultaneously requested.

The procedure for the exercise of the right of withdrawal, in addition to being governed by Article 220 and Article 221 of the General Law of commercial Companies (Ley General de Sociedades Mercantiles), shall be subject to the requirement that the corresponding reimbursement shall be the lower of the following two values: (1) 95% of the value of the price quoted on the Mexican Stock Exchange calculated as the average for the transactions which have been effected during the thirty days in which the shares of the Company shall have been quoted prior to the date on which the withdrawal is to take effect or (2) the book value of the shares in accordance with the year end statement of financial position pertaining to the fiscal year in which the withdrawal is to take effect, which statement shall have been previously approved by the ordinary General Meeting of Shareholders.

Reimbursement shall be payable by the Company commencing on the day subsequent to that of the Ordinary General Meeting of Shareholders which has approved the statement of financial position pertaining to the fiscal year in which the withdrawal is to take effect.

All reductions of the capital stock shall be registered in a specific ledger that the Company shall maintain for such events.

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ARTICLE NINE. The Company may acquire shares representing its own capital stock in accordance with Article 14 Bis of the Securities Market Law and related provisions or for their amortization with distributable profits, in accordance with Article 136 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), without reducing its capital stock. The designation of those shares which are to be amortized or repurchased, as the case may be, shall be effected by means of their acquisition on the stock Market under the terms and conditions which are decided upon by the Meeting of Shareholders or by the Board of Directors, as the case may be. The certificates of the shares which are amortized pursuant to such article 136 shall be canceled.

ARTICLE TEN. Prior to the cancellation of the shares registration with the National Registry of Securities and Intermediaries, whether by application made by the Company or by resolution adopted by the National Securities Commission in terms of law, the majority stockholders of the Company shall have the obligation to make a public purchase offer to the minority stockholders, at the higher of the price resulting from the closing average for transactions which have been effected during the thirty days in which the shares have been quoted prior to the date of the offer, or the book value of the shares in accordance with the last quarterly report filed with the National Securities Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores. S.A. de C.V.)

The majority stockholders of the corporation shall not be bound to make the above mentioned public offer if there is evidence that the entirety of the stockholders consent to the cancellation. In all cases, the vote of 95% of the capital stock and the approval of the National Securities Commission are required to amend this Article.

ARTICLE ELEVEN. Provisional or definitive shares shall be represented by certificates which must contain the text of Article Five of these bylaws and which must fulfill the requirements of Article 125 of the General Law of Commercial Companies and Article Fifteen of the Foreign Investments Law. Such certificates may comprise one or more shares and shall be handwritten or facsimile signed by the Chairman and any other member of the Board of Directors, subject to the condition that in the case of facsimile, the handwritten signatures be deposited in the Public Registry of Commerce in which the Articles of Incorporation and bylaws are registered. The definitive certificates shall include coupons numbered in sequence; the provisional certificates may or may not contain coupons. The definitive or provisional certificate characteristics shall be determined by the Board of Directors that may also determine on the issuance of new certificates for substitution of those outstanding at the time of the resolution. The definitive certificates shall be issued within 180 days from the day of incorporation or the issuance or exchange resolution.

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                                  CHAPTER THREE

                AS TO THE MANAGEMENT AND AUDITING OF THE COMPANY

ARTICLE TWELVE. The management of the Company shall be vested in the Board of Directors comprised of such number of members as may be determined by the Shareholders, which shall not be less than five nor more than fifteen, which Shareholders may designate such alternate members as it may deem appropriate. If designations are made in order to substitute a determined regular member, then the alternate member shall only substitute for the specific regular member involved. Otherwise, the alternate members shall commence their functions in accordance with the sequence in which they are designated. The mentioned substitution rules shall not apply for the Chairman substitution that always shall be substituted by the Vice Chairman or if unavailable, by the first regular member in accordance with the sequence of designation.

Substitution shall take effect in case of resignation or incapacity of the regular members. The alternate member shall continue to hold office until the end of the incapacity of the regular member or, until the Shareholders makes a new designation, as the case may be.

In order to divulge the regular activities of the Board of Directors, the alternate members shall receive the same information that the regular members obtain from time to time.

The Board of Directors shall designate from amongst its members one to hold the office of the Chairman of the Board of Directors, the Vice Chairman, the Secretary and the Assistant Secretary of the Board of Directors, provided that the latter may or may not be members of the Board of Directors.

The Director General and such other officers appointed by the Board of Directors shall enjoy those powers which are granted to them in the act which designated them. The individuals holding those titles may be shareholders, members of the Board of Directors, members of other administrative bodies of the corporation, or individuals from outside of the corporation.

The Chairman of the Board of Directors shall have those powers and duties which are granted to him or her by law and by these by-laws and, in particular, he or she shall have the duty of complying with, and causing compliance with, all laws and these by-laws and the resolutions of the Shareholders and of the Board of Directors.

ARTICLE THIRTEEN. In order to support and guaranty the proper adoption of management resolutions in the areas of auditing, remuneration and planning and finance, there shall be committees in each of such areas. The Shareholders shall have the power to designate between three and seven members of the Board of Directors to be part of the audit, remuneration and finance and planning committees. The Shareholders shall also designate the President of each such committees.

The Shareholders may additionally designate other members of the Board of Directors or alternates of such Board to act as alternate members of the mentioned committees for

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temporary or definitive absentees, with the powers that the Shareholders deem appropriate to develop their functions.

The audit, remuneration and finance and planning committees shall act and adopt any resolution by majority vote. In case of conflict of interest the members involved shall not participate. The committees shall have such powers specifically granted by the Shareholders and shall participate in such studies, advisement, and additional matters submitted by the Board of Directors in addition to the following general functions:

The remuneration committee shall recommend designations of Director General and main officers of the Company; suggest evaluation criteria in accordance with the general outlines of the Board of Directors; and analyze and submit to the Board of Directors the structure and remuneration of the main officers.

The audit committee shall recommend to the Board of Directors the external auditors of the Company; suggest the terms and conditions of such auditors service; supervise the auditors work; act as intermediate between the Board of Directors and the external auditors, and guaranty the independence of said auditors; review the working plan, communications and audit reports and inform its results to the Board of Directors; submit to the Board of Directors the financial information basis, review such financial information and its issuance process; contribute in the determination of the general outline of the internal control system and evaluate its effectiveness; support the Board of Directors in the evaluation and coordination of the annual internal audit programs; coordinate the internal, external and statutory auditing works; and verify the compliance of such statutes and regulations applicable to the Company.

The finance and planning committee shall be responsible of evaluate and, if applicable, suggest the investment and financing policy of the Company; evaluate and, if applicable, suggest the general outline for the strategic planning of the Company; submit opinions as of the annual budget; review the adequate use and implementation of the budget and the strategic plan; and identify risk factors to the Company and evaluate the policy for its management.

The audit, remuneration and finance and planning committees shall inform to the Board of Directors of its activities at least twice a year or at any other time when any committee deems appropriate or becomes aware of any material acts or facts to the Company.

The audit, remuneration and finance and planning committees shall not delegate any of its powers to anyone, but may request advise from experts to resolve adequately such matters submitted to the mentioned committees and, additionally, the President of each committee, may invite such experts and officers involved with the particular committee's activities.

The Statutory Auditor must be duly invited to each committee meeting and may participate in the discussions without voting power.

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ARTICLE FOURTEEN. The members of the Board of Directors and, as the case may be, the members of the Committees may or may not be shareholders of the Company, shall remain in office for one year, may be reelected and their terms shall expire only when their successors are appointed and take office.

ARTICLE FIFTEEN. Any shareholder or a minority group of shareholders who represents ten per cent of the capital stock, shall have the right to appoint a regular and alternate member of the Board of Directors. Those who exercise this right shall not participate in the designation of the remaining members of the Board of Directors.

The appointment of a member or members of the Board of Directors designated by the minority shareholders shall only be revoked when the appointment of all of the other members of the Board of Directors is also revoked.

ARTICLE SIXTEEN. The Board of Directors shall be legally installed if the majority of all of its members is present and its resolutions shall be valid if adopted by a majority of votes cast by the members present.

In the event of a tie, the President shall have the tie-breaking vote.

ARTICLE SEVENTEEN. The Board of Directors shall be responsible for the management of all of the businesses of the Company and is invested with the broadest powers for carrying out all of those transactions which may be necessary and appropriate in accordance with the character and purposes of the Company, with the exception of transactions for the acquisition or transfer of shares or those transactions which; consist of the exercise of the right of withdrawal which pertains to the Company by reason of its equity interest in companies with variable capital, in which, case the; authorization of the Ordinary General Meeting of Shareholders shall be required if, in one or more transactions which are simultaneous or successive, any the following eventualities arise:

         1) The value of the acquisition of shares of another company, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders equity of this Company:

         2) The value of the sale of shares of another company, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders' equity of this Company; or

         3) The exercise of the right of withdrawal of companies with variable capital represents a reimbursement of shares, the value of which, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders' equity of this Company.

         The Board of Directors shall have the following powers:

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         a) To carry out all of those transactions which are inherent to the purpose of the Company or which may be the direct or indirect consequence of such purpose and to carry out administration and ownership acts.

         b) To represent the Company in judicial and administrative matters and before all kinds of persons and authorities, with a general power for lawsuits and collections as well as those general powers, and even those special powers, which may require a special clause or power of attorney under the law; to promote and withdraw from any kind of lawsuits, including the "amparo" litigation; to make and answer depositions, to settle, to submit to arbitration, to make accusations and to submit complaints in criminal matters and to assist the Public Prosecutor in order to obtain compensation for damages caused by punishable acts.

         c) To issue, sign and guarantee all kinds of negotiable instruments.

         d) Create or grant guaranties in the name of the corporation when deemed appropriate by the obligations incurred by the Company or by third parties in which the Company has an indirect or direct interest.

         e) To delegate its powers to the Executive Committee or to one or more members of the Board of Directors for specific activities to be carried out, indicating to those persons their powers.

         f) To grant general or special powers, whether in delegation or in substitution of its powers (while retaining its powers, nevertheless), as well as to revoke them, including those which may be required in order to submit complaints or accusations in criminal matters and appoint officers as necessary for the functioning of the Company, and to grant to them those powers which it may deem necessary, as well as to revoke their appointments.

         g) To create Special Committees, indicating to them their powers; provided, however, that such committees shall not function as intermediate bodies of the Company.

         h) To appoint the Director General.

         i) To determine the manner in which the shares owned by the Company shall be voted in the Ordinary and Extraordinary Meetings of Shareholders of companies in which it is the holder of the majority of the shares, with the understanding that the Board of Directors shall not delegate this power.

         In order to vote in favor any acquisition or sale of assets proposal by and companies in which the Company is the beneficial owner of the majority of the shares, the Board of Directors shall obtain the Shareholders approval, if such acquisition or sale transaction or series of related transactions, exceeds the equivalent to 50% (fifty percent) of the net worth of the company that propose to enter into such transaction or series of related transactions, except those transactions to be executed between the

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Company and those companies which majority shares are directly or indirectly owned by the Company, or between those companies.

         j) To call Special or General Meetings of Shareholders and, to approve the financial statements of the Company which must be submitted to the Ordinary General Meeting of Shareholders.

         k) To enter into, amend and rescind agreements.

         l) To accept in the name of the corporation powers of attorney of Mexican or foreign individuals or corporations.

         m) To open bank accounts and make withdrawals and deposits on such accounts, to appoint the authorized individuals to use the corporate signature and to make deposits in the above mentioned bank accounts, or to withdraw deposits from them with the limits established by the Board of Directors.

         n) To subscribe, accept, endorse and in general, carry out all kinds of acts with negotiable instruments under the terms of and within the scope provided by Article 9 (Nine) of the General Law on Credit Transactions and Negotiable Instruments.

         o) To resolve upon the temporary acquisition of the shares of the corporation with charge on the shares repurchase reserve, as well as to their placement with the public, provided that such power is not delegable.

         p) Such other as these By-laws, the General Meeting of Shareholders or the law may confer to it.


ARTICLE EIGHTEEN. The Board of Directors shall meet, at least, four times a year, and whenever a Meeting is called by the Chairman or by two members of the Board of Directors. The Statutory Auditor must be called for all of the sessions of the Board of Directors and, when attending such sessions, he shall have the right to participate, but not to vote. The sessions of the Board of Directors shall be held in Mexico City, Federal District or in any other place, which the Board of Directors may agree to.

         The notices of meeting for such meetings must be sent to those who are to attend, at least five days in advance of the date of the event.

         The Agenda of Meeting or a report on the subjects to be deliberated and resolved must be sent with the notice of meeting, except such information which disclose may result in any breach of contract or against the Company's benefit.

         Whenever a resolution of the Board of Directors is approved in lieu of actual Meeting of the Board, such resolution shall have all legal consequences when taken by unanimous vote, ratify by the members of the Board in writing.

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ARTICLE NINETEEN. The powers and duties of the Secretary of the Board of
Directors shall be the following:

l. To serve in this capacity in the sessions of the Board of Directors and in the General Meetings of Shareholders.

II. To keep the Company books required by law and such others as may be necessary in accordance with these Bylaws which are not specifically assigned to Borne other official or employee of the Company.

III. To formalize before a Notary the minutes of the Shareholders' Meetings and of the sessions of the Board of Directors when its so directed and when it may be, appropriate under law; to issue simple copies and certifications or extracts from the minutes of the sessions of the Board and of the Meetings of Shareholders, as well as of the items which appear in the books assigned to him, authorizing them with his signature.

IV. Such other powers as these By-laws confer to him.

ARTICLE TWENTY. The president of the Board of Directors shall chair the sessions thereof and, in his absence, such sessions shall be presided by the Vice Chairman or such regular member of the Board of Directors in accordance with the sequence of designation by the Shareholders. In the absence of the Secretary of the Board of Directors, the Assistant Secretary or such other person, as the member of the Board of Directors who chairs the session may designate, shall serve as Secretary.

ARTICLE TWENTY-ONE. For each session of the Board of Directors, the Secretary shall keep minutes which shall contain the matters deliberated and the resolutions taken. Such minutes shall be entered in the respective Book of Minutes and shall be signed by those who have served as president of the Board of Directors and as Secretary for the particular session, as well as by the Statutory Auditors, it they attend. In such Book, the unanimous resolutions taken without actual reunion shall be included, with the certification by the Secretary that each member has delivered the written ratification to the Secretary's office.

ARTICLE TWENTY-TWO. In order to hold office, the members of the Board of Directors and the members of the committees referred to in Article Thirteen of these By-laws must guarantee performance of their duties in the terms determined by the corporate body, which appoints them.

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                                  CHAPTER FOUR

                        AS TO THE AUDITING OF THE COMPANY

ARTICLE TWENTY-THREE. The auditing of the Company shall be the responsibility of the Statutory Auditor or Auditors designated by the General Meeting of Shareholders, and they may be shareholders or individuals from outside of the Company. Such Meeting of Shareholders mar designate such Alternate Statutory Auditors as it may deem appropriate, who shall commence performing their functions in the sequence in which they were designated, in the event of the absence of the Regular Statutory Auditors due to resignation or to the manifest incapacity of the latter and who shall remain in office until such time as the incapacity of the holder of the office ends or the Meeting of Shareholders makes a new appointment, as the case may be.

ARTICLE TWENTY-FOUR. The Statutory Auditor or Auditors shall remain in office for one year and their term shall expire only when their successors are appointed and taken office.

ARTICLE TWENTY-FIVE. The Statutory Auditors shall have those powers which are granted to them by the General Law on commercial Companies (Ley General de Sociedades Mercantiles).

ARTICLE TWENTY-SIX. In order to hold offices, the Statutory Auditors will guarantee the performance of their duties in the terms determined by the corporate body which appoints them.

                                  CHAPTER FIVE

                AS TO THE FISCAL YEAR AND AS TO THE BALANCE SHEET

ARTICLE TWENTY-SEVEN. The fiscal year shall commence on January 1 and end on December 31 of each year, unless the Extraordinary General Meeting of Shareholder. resolves otherwise, in accordance with applicable law.

ARTICLE TWENTY-EIGHT. Upon the end of each fiscal year, the Board of Directors shall prepare financial statements in accordance with Article 172 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), which financial

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statements must be completed and delivered to the statutory Auditor or Auditors at latest at the end of the third month following the close of their fiscal year and, with respect to which, the Statutory Auditor or Auditors must render their report under the terms of law.

With respect to said financial statements, the procedure utilized in preparing them, shall be that provided by Article One Hundred and Seventy-Three to Article One Hundred and Seventy-Seven of said law.

                                   CHAPTER SIX

                       AS TO THE MEETINGS OF SHAREHOLDERS

ARTICLE TWENTY NINE. The General Meeting of Shareholders shall be held in accordance with the provisions of the General Law of Commercial Companies (Lev General de Sociedades Mercantiles), the respective notices of meeting having to be published with indication of the place, date and time of day of the holding of the meeting and or the subjects to be deliberated, in one of the newspapers of general circulation in Mexico City, with advance notice of no leas than fifteen calendar days. Meetings may be held without prior notice of meeting when the holders of all of the shares are present. If any resolution is adopted by unanimous decision of the shareholders, without actual meeting, such resolutions shall be valid and have all its legal effects, as if adopted in a regular shareholders meeting, provided that such resolutions are ratified in writing by each shareholder.

The Meeting of Shareholders is the supreme body of the Company and its resolutions or agreements shall bind all of the other bodies of the Company. The Ordinary General Meetings of Shareholders shall be held on such date as determined by the Board of Directors, in all events at least once a year within the four months following the end of the preceding fiscal year and it shall discuss the matters mentioned in Article 181 of the General Law of Commercial Companies (Iev General de Sociedades Mercantiles). Such Meeting of Shareholders must consider the report referred to in Article 172 of the General Law of Commercial Corporations (Lev General de Sociedades Mercantiles) relating to the. immediately preceding fiscal year of the Company or of those companies of which the Company may be the majority shareholder when the value of the investment in each one of them, according to the statement of financial position of the Company pertaining to the close of the fiscal year, exceeds twenty per cent of the shareholders' equity of this Company.

An Extraordinary General Meeting of Shareholders may be convened at any time in order to deliberate on any of the matters permitted under Article 182 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles).

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         In order for their deliberations and voting to be valid, it shall be necessary that they satisfy those requirements which are set forth in said law. The provisions of Article One Hundred and Eighty-Nine to Article One Hundred and Ninety-Four of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) shall be applicable to the Meetings of Shareholders.

ARTICLE THIRTY. In order for the Shareholders to have the right to attend the Meetings of Shareholders, they must deposit their shares in an institution for the deposit of securities, leaving them in the possession of the Secretary of the Board of Directors at his office established at the domicile of the Company or with any credit institution, either Mexican or Non-Mexican.

The deposit with the Company must be made at least two days in advance of the day indicated for the Meeting of Shareholders. Against the shares deposited, an admission card shall be issued for the Meeting of Shareholders which shall state the number and class of shares applicable to it, the name of the shareholder and the number of votes which belong to him.

If the deposit is made with a credit institution, also at least two days in advance of the day indicated for the meeting, the pertinent certification must be submitted to the, Company, against which the admission card for the Meeting of Shareholders shall be issued. The shares and certifications presented shall be returned after the Meeting of Shareholders, in exchange for such receipt as may have been issued.

ARTICLE THIRTY-ONE. The Meetings of Shareholders shall be chaired by the president of the Board of Directors and, in the absence thereof, by such person as mar be designated by the Meeting of Shareholders. The Secretary of the Board of Directors shall serve as .the Secretary and, in his absence, such persons as the president mar designate, shall serve as Secretary.

The president shall appoint such Inspectors of Election as he may deem appropriate in order to pass the pertinent attendance list.

Minutes shall be made of the Meeting of Shareholders, and they shall be signed by such person chairing the meeting, by such person serving as Secretary, and by the Statutory Auditor, in the event that he attends.

The copies, certifications or extracts from the minutes of the Meeting of Shareholders as may be necessary to issue for any reason shall be authorized by the Secretary of the Board of Directors.

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                                 CHAPTER SEVEN `

                           AS TO THE FINANCIAL RESULTS

ARTICLE THIRTY-TWO. The net profits which are obtained in each fiscal year shall be disposed of in the following manner:

1. 5% (five per cent) shall be devoted to the establishment of the legal reserve until reaching the level of one fifth of the capital stock, and should it be reduced under that level, it shall be reestablished in the same manner.

2. Any amount decided upon by the General Meeting of Shareholders shall be separated in order to form one or more reserve funds or the stock repurchase reserve.

3. with respect to the balance, if it exists, it shall be disposed of as the Meeting of Shareholders may resolve.

                                  CHAPTER EIGHT

              AS TO THE DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE THIRTY-THREE. The Company shall be dissolved in those cases provided for in the General Law of Commercial Companies (Lev General de Sociedades Mercantiles).

ARTICLE THIRTY-FOUR. Upon the dissolution of the Company, it shall be put into liquidation, of which liquidation one or more receivers who shall be appointed by the Meeting of Shareholders shall be newly placed in charge.

ARTICLE THIRTY-FIVE. With the exception of that provided for by the General Meeting of shareholders, the receiver or receivers shall have those powers which are attributed to them in Article Two Hundred and Forty-Two of the General Law on Commercial Companies, and shall distribute the remainder among Shareholders pursuant to Article One Hundred and Thirteen, Article Two Hundred and Forty-Seven and Article Two Hundred and Forty-Eight of said law.

                               GENERAL PROVISIONS

All of that which is not provided for in these By-laws shall be governed by the General Law of Commercial Companies (Ley General de Sociedades Mercantiles).

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